Exhibit 10.10

[Newgistics Letterhead]

December 23, 2002

Mr. Kenneth W. Johnson

324 Lakeland Drive

Highland Village, Texas 75077

Re: Offer of Employment

Dear Ken:

We are pleased to offer you the position of Senior Vice President of Sales with Newgistics, Inc. (the “Company”). As a Senior Vice President, you will receive a base salary in the amount of six thousand nine hundred and twenty-three dollars ($180,000 annualized), paid bi-weekly and in accordance with the Company’s regular payroll practices. Your base salary will be subject to statutory deductions and withholding. In addition to your base salary, a commission program has been established for you and is outlined in the attached agreement.

As an employee of the Company you will be eligible to enroll in the Company’s benefit programs, which will become effective on the first of the month following your date of hire. The Company pays 100% of all benefit costs for you and 60% of benefits for any dependents. You will also receive (3) weeks paid time off each year, plus holidays as provided by Company policy.

Subject to approval of the Company’s Board of Directors, the Company shall grant you an option to purchase a total of 650,000 shares of the Company’s common stock (the “Option”) in accordance with the terms of the Company’s 2000 Stock Option/Stock Issuance Plan. The Option will vest over four (4) years according to the following vesting schedule: twenty-five (25%) upon your completion of twelve (12) months of employment. The remainder of the Option shall vest in a series of thirty-six (36) successive equal monthly installments upon your completion of each additional month of employment. The exercise price shall be equal to the fair market value of the Company’s common stock on the date that the Option is granted by the Board of Directors.

If the Company terminates your employment for any reason other than for Cause (as such term is defined below), you will receive salary continuation based upon your current annual salary at the time of termination plus continuation of your employee benefits (such as medical, dental, etc. but excluding the vesting of your outstanding stock options) (collectively the “Severance Payments”) for the shorter of (i) three (3) months or (ii) until you accept another position as an employee, consultant or independent contractor. By signing this offer letter, you agree to make a good faith effort to seek other employment while receiving the Severance Payments, to keep the Company informed of your efforts to seek other employment, and to notify the Company immediately if you accept other employment. The Severance Payments will be subject to statutory deductions and withholdings and will be paid in accordance with the Company’s normal payroll practices.

Your right to receive the Severance Payments is contingent upon your execution of a satisfactory general release of all claims in favor of the Company. You will not receive any other compensation if your employment is terminated without Cause.

Notwithstanding the above paragraph, your employment with the Company is at-will, which means that your employment with the Company is for no specific period of time and may be terminated by the Company or you at any time, with or without prior notice and with or without cause. This is the full and complete agreement between you and the Company with respect to this term of employment, and it supercedes any prior representations or agreement, whether written or oral, concerning your term of employment with the Company. The at-will nature of your employment may only be altered by written agreement signed by the Company’s Chief Executive Officer.

As used herein, “Cause” means termination based on your conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures the Company (whether or not a felony); your substance abuse that in any manner materially interferes with the performance of your duties; your failure or refusal to perform your duties or to follow the lawful and proper directives of the Board of Directors that are within the scope of your duties; provided however, that the Company first notifies you in writing stating that such failure or refusal is grounds for termination for Cause and you fail to cure the conduct within thirty (30) days of receiving such written notice; your material breach of the Company’s Confidentiality, Proprietary Information and Inventions Agreement; gross misconduct by you that materially damages the Company; or your indictment for a felony violation of the federal securities laws.

Should you resign from your employment with the Company, or in the event that your employment with the Company is terminated for Cause or as a result of your death or a failure to perform the essential functions of your duties, with or without reasonable accommodation, for a period of not less than ninety (90) days, due to a mental or physical illness or incapacity (“Disability”) you will not be eligible for the Severance Payments, or any other compensation.

Your employment pursuant to this offer is contingent on your execution of the attached Confidentiality, Proprietary Information and Inventions Agreement. You will also be required to provide the Company with legally acceptable proof of your identity and authorization to work in the United States within three (3) days of your start date, and your failure to do so will render this offer of employment void and unenforceable.

This letter, and the attachments hereto, sets forth the entire agreement between you and the Company regarding the terms of your employment with the Company and supersedes any prior representations, agreements, and understandings between you and any employee or representative of the Company whether written or oral. Any modification to this agreement, other than the provisions regarding at-will employment which may only be altered by written agreement signed by the Company’s Chief Executive Officer, shall be in writing, signed by you and a duly authorized officer of the Company. This agreement shall be construed and interpreted in accordance with the laws of the state of Texas.

You agree that any legal or equitable claims or disputes between you and the Company, including but not limited to, those arising out of or in connection with your employment, separation from employment, or this offer letter, excluding a suit for injunctive relief, will be resolved exclusively by binding arbitration. The arbitration proceedings will be conducted in Austin, Texas in accordance with the Employment Dispute Resolution Rules (“EDR Rules”) of the American Arbitration Association (“AAA”) in effect at the time a demand for arbitration is made. One arbitrator shall be used and shall be chosen by mutual agreement of the parties. The arbitrator shall issue a written decision and award stating the reasons therefore. The decision and award shall be final and binding on both parties, their heirs, executors, administrators, successors, and assigns. The arbitration filing fee and the costs and expenses of the arbitrator shall be borne evenly by the parties. It is the intention of the parties that this agreement shall be enforceable under the Federal Arbitration Act, the Texas General Arbitration Act, and at common law. The prevailing party in arbitration may be awarded attorney’s fees by the arbitrator.

If this offer is acceptable to you, please sign one of the originals of this letter, the Confidentiality, Proprietary Information and Inventions Agreement and the enclosed application materials and return them to the Company. This offer is subject to satisfactory reference checks and on receiving your signed acceptance not later than the close of business on January 3, 2003.

Ken, on behalf of all of us at Newgistics, we genuinely appreciate the interest you have in helping us build a successful company and are very excited about you joining our team. If you have any questions regarding this offer letter, please call me at 512-225-6023.

Sincerely,

Newgistics, Inc.

By:	/s/ Raymond B. Greer
Raymond B. Greer
Chief Executive Officer of Newgistics, Inc.

I have read and understand the terms of the offer set out above. As indicated by my signature below, I accept this employment offer as outlined above. No further commitments were made to me as a condition of employment.

/s/ Kenneth W. Johnson
Signature

Date

Anticipated Start Date: December 23, 2002

Confidentiality, Proprietary Information and Inventions Agreement

In consideration of my employment by Newgistics, Inc. (the “Company”), the Company’s promise to disclose to me its confidential and proprietary information (as defined below), the compensation now and hereafter paid to me, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1. Recognition of Company’s Rights; Nondisclosure.

At all times during the term of my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon, or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use, or publication may be required in connection with my work for the Company, or unless the President or the Board of Directors of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall be the sole owner of all patent rights, copyrights, trade secret rights, and all other rights throughout the world (collectively, “Proprietary Rights”) in connection therewith.

The term “Proprietary Information” shall mean trade secrets, confidential knowledge, data, or any other proprietary information of the Company and each of its subsidiaries or affiliated companies. By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, trade secrets, ideas, processes, formulas, data, lists, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques relating to the business or proposed business of the Company and that were learned or discovered by me during the term of my employment with the Company, (hereinafter, included Proprietary Information is collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products and services, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers, customer lists and customers that were learned or discovered by me during the term of my employment with the Company; and (c) information regarding the skills and compensation of other employees of the Company.

2. Third Party Information. I understand, in addition, that the Company may from time to time receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an executive officer of the Company in writing.

3. Assignment of Inventions.

3.1 I hereby assign to the Company all my right, title, and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto), whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company.

3.2 I acknowledge that all original works of authorship that are made by me (solely or jointly with others) during the term of my employment with the Company and that are within the scope of my employment and protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C. § 101). Inventions assigned to the Company by this Section 3 are hereinafter referred to as “Company Inventions.”

3.3 This Section 3 shall not apply to an Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by me for the Company.

4. Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify, and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf to execute, verify, and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph thereon with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, that I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

5. Obligation to Keep Company Informed. During the period of my employment, I will promptly disclose to the Company fully and in writing and will hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, I will disclose all patent applications filed by me during the three (3) years after termination of my employment with the Company.

6. Prior Inventions. Inventions, if any, patented or unpatented, that I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Inventions in Exhibit A but am to inform the Company that all Inventions have not been listed for that reason.

7. Other Activities; Non-Competition; Non-Solicitation.

7.1 During the term of my employment with the Company, I will not, directly or indirectly, participate in the ownership, management, operation, financing or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes in the State of Texas, or in any other state in the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted or as proposed to be conducted, nor shall I engage in any other activities that conflict with my obligations to the Company.

7.2 In consideration of the premises hereof and in further consideration of the Company’s promise to disclose to me confidential and Proprietary Information, and trade secrets of the Company, and the Company’s promise to provide me with immediate specialized training, and the experience I will gain throughout my employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I hereby agree that for a period of one (1) year after the date that my employment with the Company is terminated, for any reason, I will not, directly or indirectly, (i) compete in the state of Texas, or in any other State of the United States, or in any country in the world where the Company engages in business, or proposes to engage in business, on the date of the termination of my employment with the Company, or (ii) participate in the ownership, management, operation, financing, or control of, or be employed by or consult for or otherwise render services to, any person, corporation, firm, or other entity that competes in the state of Texas, or in any other State of the United States, or in any country in the world with the Company in the conduct of the business of the Company as conducted and as proposed to be conducted on the date of termination of my employment. Notwithstanding the foregoing, I am permitted to own up to 5% of any class of securities of any corporation that is traded on a national securities exchange or through Nasdaq.

7.3 During the term of my employment and for a period of one (1) year after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, solicit, assist or in any way encourage any current employee or consultant of the Company or any subsidiary of the Company to terminate his or her employment relationship or consulting relationship with the Company or subsidiary nor will I solicit the employment services of any former employee of the Company or any subsidiary of the Company whose employment has been terminated for less than six (6) months.

7.4 For a period of one (1) year after my employment with the Company is terminated for any reason, I will not, directly or indirectly, individually or on behalf of any other person, firm, partnership, corporation, or business entity of any type, take away or attempt to take away, solicit or attempt to solicit, contact, call upon, communicate with, or attempt to communicate with, any Customer of the Company. For purposes of this section, “Customer” shall mean any company or business entity that the Company sells goods or services to or that I had contact with or performed services for during my employment with the Company.

8. No Improper Use of Materials

I understand that I shall not use the proprietary or confidential information or trade secrets of any former employer or any other person or entity in connection with my employment with the Company. During my employment by the Company, I will not improperly use or disclose any proprietary or confidential information or trade secrets, if any, of any former employer or any other person or entity to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person or entity to whom I have an obligation of confidentiality unless consented to in writing by that former employer, person, or entity.

9. No Conflicting Obligation.

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement between me and any other employer, person or entity. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

10. Return of Company Documents.

When I leave the employ of the Company, I will deliver to the Company all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

11. Legal and Equitable Remedies.

Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance, or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

12. Authorization to Notify New Employer.

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

13. Notices.

Any notices required or permitted hereunder shall be given to the appropriate party at the party’s last known address. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three days after the date of mailing.

14. General Provisions.

14.1 Governing Law. This Agreement will be governed by and construed according to the laws of the State of Texas without regard to conflicts of law principles.

14.2 Exclusive Forum. I hereby irrevocably agree that the exclusive forum for any suit, action, or other proceeding arising out of or in any way related to this Agreement shall be in the state or federal courts in Texas, and I agree to the exclusive personal jurisdiction and venue of any court in Travis County, Texas.

14.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and myself relating to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement. As used in this Agreement, the period of my employment includes any time during which I may be retained by the Company as a consultant.

14.4 Severability.

(a) I acknowledge and agree that each agreement and covenant set forth herein constitutes a separate agreement independently supported by good and adequate consideration and that each such agreement shall be severable from the other provisions of this Agreement and shall survive this Agreement.

(b) I understand and agree that Section 7 of this Agreement is to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of Section 7 is too broad to be enforced as written, the Company and I intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable, provided, however, that such reformation applies only with respect to the operation of such provision in the particular jurisdiction with respect to which such determination was made. If, however, Section 7 is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.

14.5 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors and assigns.

14.6 Survival. The provisions of this Agreement shall survive the termination of my employment for any reason and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14.7 Employment. I agree and understand that my employment with the Company is at will, which means that either I or the Company may terminate the employment relationship at any time, with or without prior notice and with or without cause. I further agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

14.8 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

14.9 Recovery of Attorney’s Fees. In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party’s costs and reasonable attorney’s fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

14.10 Headings. The headings to each section or paragraph of this Agreement are provided for convenience of reference only and shall have no legal effect in the interpretation of the terms hereof.

[Signature Page Follows]

I HAVE READ THIS CONFIDENTIALITY, PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

This Agreement shall be effective as of the first day of my employment with the Company, namely: December 23, 2002.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S CONFIDENTIAL AND PROPRIETARY INFORMATION DURING OR SUBSEQUENT TO MY EMPLOYMENT, AND PROHIBITS ME FROM COMPETING WITH THE COMPANY AND/OR FROM SOLICITING EMPLOYEES AND CUSTOMERS OF THE COMPANY FOR ONE (1) YEAR AFTER MY EMPLOYMENT WITH THE COMPANY IS TERMINATED FOR ANY REASON.

Dated: March 19, 2003

/s/ Kenneth W. Johnson
Signature of Employee

Kenneth W. Johnson
Print Name of Employee

Address

ACCEPTED AND AGREED TO:

Newgistics, Inc.

By:	/s/ Suzin Barnes

Name:	Suzin Barnes
Title:	Director, HR

EXHIBIT A

Ladies and/or Gentlemen:

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Newgistics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Confidentiality, Proprietary Information and Inventions Agreement.

I have no inventions or improvements to disclose.

XXX	I have inventions or improvements which I have disclosed on the attached Invention Disclosure form(s).

Due to certain confidentiality obligations, I cannot disclose certain inventions that otherwise would be listed.

/s/ Kenneth W. Johnson
Signature

March 19, 2003
Date

INVENTION DISCLOSURE

Invention Disclosure #         1

Inventors:	1. Kenneth W. Johnson
2.
3.

Title of Invention: Consultative Sales Process

Problem solved by invention: Acquiring New Business

Invention Description: A detailed consultative sales process that provides a methodology new business signings

Add additional signed, dated sheets and drawings if necessary.

Has this invention been disclosed outside of the Company?  Yes XXX     No

Inventor Signature:	/s/Kenneth W. Johnson	Date March 19, 2003